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Exhibit 5

ESCROW AGREEMENT

        ESCROW AGREEMENT ("Agreement") dated as of April    , 2003, by and between BUYERS UNITED, INC., Inc., a Delaware corporation ("Buyer"), I-LINK INCORPORATED, a Florida corporation, and I-LINK COMMUNICATIONS, INC., a Utah corporation (I-Link Incorporated and I-Link Communications are the "Sellers"), and SCOTT B. MITCHELL, attorney at law (the "Escrow Agent").

Recitals

        WHEREAS, Buyer and Sellers have entered into the Asset Purchase Agreement dated December 6, 2002 ("Purchase Agreement"); all capitalized terms used in this Agreement shall have the same meaning ascribed to such terms in the Purchase Agreement;

        WHEREAS, Section 8.1 of the Purchase Agreement provides that the Sellers will deposit in escrow 25,000 shares of Buyer Securities, which is the Series B Convertible Preferred Stock of Buyer, that may be applied to reimburse Buyer for Losses incurred on claims subject to indemnification by Sellers under the Purchase Agreement; and

        WHEREAS, Escrow Agent is willing to act as an escrow agent in respect of the 25,000 shares of Buyer Securities ("Escrow Shares") upon the terms and conditions set forth herein;

Agreement

        NOW, THEREFORE, for good and valuable considerations, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

        1.    Appointment of Escrow Agent.    Buyer and Sellers hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

        2.    Delivery of Escrow Shares.    Upon the Closing contemplated by the Purchase Agreement, Sellers shall deliver to the Escrow Agent a certificate representing the Escrow Shares together with three duly executed irrevocable stock powers.

        3.    Release of Escrow Shares and Termination of Escrow.    The Escrow Shares (or such part thereof that may be remaining in escrow after reimbursement for Buyer's Losses on claims subject to indemnification by Sellers) shall be distributed by the Escrow Agent to Sellers on the date that is two years following the Closing Date; provided, however, that no such distribution shall be made if the Escrow Agent has received on or before the date of distribution written notice that Buyer is claiming reimbursement for Losses incurred and such claim has not been resolved as of the date of distribution, in which case the date of distribution will be automatically extended to the date on which such claim is resolved. Upon distribution of all of the Escrow Shares, either to Buyer in reimbursement of Losses or to Sellers as provided above, this Agreement will terminate.

        4.    Claims Procedure.

          (a)   In the event Buyer gives written notice to Sellers of any claim for indemnification under the Purchase Agreement, it will forward the same written notice of claim to the Escrow Agent.

          (b)   If the written notice makes a claim for a stated dollar amount and does not involve a matter in dispute with a third party, Sellers will give written notice to Buyer and the Escrow Agent within 20 days following the date of Buyer's notice of claim whether the claim is accepted. If accepted, Escrow Agent will immediately deliver to Buyer for cancellation that number of Escrow Shares equal to the amount of the claim divided by 10 and rounded to the nearest ten. If Sellers do not accept the claim, Escrow Agent will deliver Escrow Shares to Buyer for cancellation only upon resolution of the issue by written agreement of Buyer and Sellers or in accordance with the final decision or judgment of a trier of fact with jurisdiction over the matter in dispute. If Sellers fail to give written notice as to whether they accept Buyer's claim within 20 days following the date of Buyer's notice of claim, Escrow Agent will immediately deliver to Buyer for cancellation that number of Escrow Shares equal to the amount of the claim divided by 10 and rounded to the nearest ten.

          (c)   If the written notice makes a claim for a dollar amount yet to be determined or involves a matter in dispute with a third party, Escrow Agent will deliver Escrow Shares to Buyer for cancellation only upon resolution of the issue by written agreement of Buyer and Sellers or in accordance with the final decision or judgment of a trier of fact with jurisdiction over the matter in dispute.

        5.    Limitation of Responsibility and Liability of the Escrow Agent.    The Escrow Agent:

          (a)   Shall be authorized to rely upon all written instructions and/or communications of the Parties that appear to be valid on their face;

          (b)   Shall have no implied obligations or responsibilities hereunder, nor shall it have any obligation or responsibility to collect funds or seek the deposit of money or property;

          (c)   Acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same; and

          (d)   Shall be entitled to comply with any final award in arbitration or final order, judgment or decree of a court of competent jurisdiction, and/or with the consistent written instructions from the Parties.

        6.    Costs and Expenses.    The fee of the Escrow Agent is $1,500, which shall be paid one-half by Buyer and one-half by Sellers. The fee agreed on for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation, or event and the same may be recoverable one-half from Buyer and one-half from Sellers.

        7.    Notices.    All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after be being deposited in the mail, if sent with postage prepaid and addressed as provided below; when transmission is verified, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery;

If to Buyer, addressed to:	Buyers United, Inc. 14870 Pony Express Road Bluffdale, Utah 84065 Telecopy: (801) 320-3312 Attention: Paul Jarman, Executive Vice President

If to Sellers, addressed to:	I-Link Incorporated I-Link Communications Inc. 13751 S. Wadsworth Park Drive, Suite 200 Draper, Utah 84020 Telecopy: (801) 576-5000 Attention: Helen Seltzer, President
To Escrow Agent:	Scott B. Mitchell 2469 East 7000 South, Suite 204 Salt Lake City, UT 84121 Telecopy: (801) 942-7047

Any party may change its address by providing written notice of such change to the other parties hereto.

        8.    Resignation by Escrow Agent.    Upon 30 days' prior written notice to the Parties delivered or sent as required above, the Escrow Agent shall have the right to resign as escrow agent hereunder and to thereby terminate its duties and responsibilities hereunder, and shall thereupon be released from these instructions. Upon resignation by the Escrow Agent, the Escrow Agent shall provide the Parties with sufficient information concerning the status of the Escrow to enable the parties to provide the same to a successor escrow agent.

        9.    Termination of Escrow Agreement.    The Escrow Agent's responsibilities thereunder shall terminate at such time as the Escrow Fund shall have been fully disbursed pursuant to the terms hereof, or upon earlier termination of this escrow arrangement pursuant to written instructions executed by all. Such written notice of earlier termination shall include instruction to the Escrow Agent for the distribution of the Escrow Shares.

        10.    Entire Agreement.    This Agreement contains the entire understanding by and among the parties hereto; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth. No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

        11.    Applicable Law, Successors and Assigns.    This Agreement shall be governed in all respects by the laws of the state of Utah, and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective in all respects as of the date and year first hereinabove written.

BUYERS UNITED, INC.
By:
/s/ PAUL JARMAN Paul Jarman, President
I-LINK COMMUNICATIONS INC.
By:

Name

Title

I-LINK INCORPORATED
By:

Name

Title

ESCROW AGENT
/s/ SCOTT B. MITCHELL Scott B. Mitchell

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  Exhibit 5
ESCROW AGREEMENT